                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                          ORATEC INTERVENTIONS, INC.


                                   ARTICLE I

     "The name of the corporation is ORATEC Interventions, Inc. (the "Corporation").

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE IV

     (A) Classes of Stock.  This corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the corporation is authorized to issue is 32,300,000 shares, of which 19,900,000 shares shall be Common Stock and 12,400,000 shares shall be Preferred Stock, each with a par value of $0.001 per share.

     (B) Rights, Preferences, Privileges and Restrictions of Preferred Stock.
         -------------------------------------------------------------------
There shall initially be five series of Preferred Stock designated as Series A Preferred Stock ("Series A Preferred"), Series B Preferred Stock ("Series B
                  ------------------                               --------
Preferred"), Series C Preferred Stock ("Series C Preferred"), Series D Preferred
---------                               ------------------
Stock ("Series D Preferred") and Series E Preferred Stock ("Series E
        ------------------                                  --------
Preferred"). The Series A Preferred shall consist of Two Hundred Sixty Thousand Four Hundred Sixteen (260,416) shares, the Series B Preferred shall consist of Three Million Four Hundred Sixty-Two Thousand Fifty (3,462,050) shares, the Series C Preferred shall consist of One Million Four Hundred Seventy-Seven Thousand Five Hundred Forty-Two (1,477,542) shares, the Series D Preferred shall consist of Three Million Two Hundred Twenty-Eight Thousand Five Hundred Seventy-One (3,228,571) shares and the Series E Preferred shall consist of Three Million Nine Hundred Seventy-One Thousand Four Hundred Twenty-One (3,971,421) shares.

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          Subject to compliance with applicable protective voting rights which have been or may be granted to Preferred Stock or any series thereof in the corporation's Articles of Incorporation and applicable law ("Protective
                                                             ----------
Provisions"), the Board of Directors of the Company (the "Board of Directors")
----------                                                ------------------
is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof. Subject to compliance with applicable Protective Provisions, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with, or senior to any of those of any present
                       ---- -----
or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          The rights, preferences, privileges and restrictions of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred are as follows:

          (1)  Dividends.
               ---------

               (a) The holders of outstanding Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends at the rate of (i) $0.08 per share of Series A Preferred per annum, (ii) $0.11 per share of Series B Preferred per annum, (iii) $0.24 per share of Series C Preferred per annum, (iv) $0.29 per share of Series D Preferred per annum and (v) $0.34 per share of Series E Preferred per annum (adjusted in each of the foregoing cases to reflect subsequent stock dividends, stock splits, consolidations or recapitalizations), before any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) is paid on Common Stock. In the event that the amount of the dividends declared by the Board of Directors shall be insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder of the Preferred Stock in proportion to the dividend amounts to which each such holder is entitled. After payment of the full amount of the aforesaid dividends, any additional dividends declared shall be distributed among all holders of Preferred Stock and Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted into Common Stock at the then effective Conversion Prices (as defined in Section 3). The right to such dividends on shares of Preferred Stock shall not be cumulative and no right shall accrue to holders of shares of Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue interest.

          (b) In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then,

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in each such case for the purpose of this Section 1, the holders of the
Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (2)  Liquidation Preference.
               ----------------------

               (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Common Stock by reason of their ownership thereof, (i) the amount of $0.96 per share for each share of Series A Preferred (the "Original Series A Issue Price")
                                                 -----------------------------
then held by them and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred, (ii) the amount of $1.35 per share for each share of Series B Preferred (the "Original Series B Issue Price") then held by
                                  -----------------------------
them and, in addition, an amount equal to all declared but unpaid dividends on the Series B Preferred, (iii) the amount of $3.00 per share for each share of Series C Preferred (the "Original Series C Issue Price") then held by them and,
                         -----------------------------
in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred, (iv) the amount of $3.50 per share of Series D Preferred (the "Original Series D Issue Price") then held by them and, in addition, an amount
------------------------------
equal to all declared but unpaid dividends on the Series D Preferred and (v) the amount of $4.25 per share for each share of Series E Preferred (the "Original
                                                                     --------
Series E Issue Price") then held by them and, in addition, an amount equal to
--------------------
all declared but unpaid dividends on the Series E Preferred (adjusted in each of the foregoing cases to reflect subsequent stock dividends, stock splits, consolidations or recapitalizations). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts for the Preferred Stock, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount which each such holder is entitled to receive.

          (b) Upon the completion of the distribution required by Section 2(a), the remaining assets of the corporation available for distribution to shareholders shall be distributed among the holders of the Series D Preferred, the Series E Preferred and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series D Preferred and such Series E Preferred at the then effective applicable Conversion Price (as defined in Section 3 below)) until (i) with respect to the holders of Series D Preferred, such holders shall have received an aggregate of $10.50 per share of Series D Preferred held, including amounts paid pursuant to
Section 2(a) above, and (ii) with respect to the holders of Series E Preferred, such holders shall have received an aggregate of $10.50 per share of Series E Preferred held, including amounts paid pursuant to Section 2(a) above (in each case as adjusted to reflect subsequent stock dividends, stock splits, consolidations or recapitalizations); thereafter, if assets remain in this corporation, the holders of the Common

                                      -3-
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Stock shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

               (c) A merger or consolidation of the corporation with or into any other corporation or corporations in which the corporation is not the surviving entity or the sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the corporation or any other transaction or series of related transactions in which the corporation's shareholders immediately prior thereto own less than a majority of the voting stock of the corporation (or its successor or parent) immediately thereafter, shall be treated as a liquidation, dissolution or winding up for purposes of this Section 2 and the shareholders of the corporation will be entitled to receive in cash and securities the amount they would have upon liquidation, unless the shareholders of the corporation immediately preceding such merger, consolidation, sale, transfer or lease own more than fifty percent (50%) of the surviving entity.

               (d) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                        (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty
(30)-day period ending three (3) days prior to the closing;

                        (B) If actively traded over-the-counter other than through the Nasdaq National Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty
(30)-day period ending three (3) days prior to the closing; and

                        (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in good faith.

                   (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 2(d)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors in good faith.

          (3) Conversion.  The holders of the Preferred Stock shall have
              ----------
conversion rights as follows (the "Conversion Rights"):
                                   -----------------

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                    (a) Right to Convert.  Each share of Preferred Stock shall
                        ----------------
be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for Series A Preferred shall be the Original Series A Issue Price, the initial Conversion Price per share for Series B Preferred shall be the Original Series B Issue Price, the initial Conversion Price per share for Series C Preferred shall be the Original Series C Issue Price, the initial Conversion Price per share for the Series D Preferred shall be the Original Series D Issue Price and the initial Conversion Price per share for the Series E Preferred shall be the Original Series E Issue Price; provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsection 3(d).

                    (b) Automatic Conversion.  Each share of Preferred Stock
                        --------------------
shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share of Preferred Stock immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), at a public offering
                                                   ---
price of at least $7.00 per share (adjusted to reflect subsequent stock dividends, stock splits, consolidations or recapitalizations) with gross proceeds to the Company of at least $20,000,000, or (ii) the date specified by written consent or agreement of the holders of (A) a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (B) a majority of the outstanding shares of Series D Preferred and Series E Preferred, voting together as a single class on an as-converted basis.

                    (c) Mechanics of Conversion.  Before any holder of Preferred
                        -----------------------
Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the

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Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such offering.

                    (d) Conversion Price Adjustments for Certain Dilutive
                        --------------------------------------------------
Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock
----------------------------------
shall be subject to adjustment from time to time as follows:

                        (i) (A) If this corporation shall issue, after the date upon which any shares of Series E Preferred were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration
 -------------
or for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this subsection 3(d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock; provided that, for the purposes of this subsection 3(d)(i), all shares of Common Stock issuable upon conversion of any outstanding Preferred Stock, options, warrants or convertible securities shall be deemed to be outstanding, and provided further that the fraction used in the above calculation will in no event be greater than one (1).

                             (B) No adjustment of the Conversion Price for any
series of Preferred Stock shall be made in an amount less than one cent (.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(d)(i)(E)(3), 3(d)(i)(E)(4) and 3(d)(iv), no adjustment of the Conversion Price for any series of Preferred Stock pursuant to this subsection 3(d)(i) shall have the effect of increasing the Conversion Price for such series of Preferred Stock above the Conversion Price for such series of Preferred Stock in effect immediately prior to such adjustment.

                             (C) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                             (D) In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be

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deemed to be the fair value thereof as determined by the Board of Directors in good faith irrespective of any accounting treatment.

                              (E)  In the case of the issuance (whether before,
on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

                                   (1) The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                                   (2) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

                                   (3) In the event of any change in the number
of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights, upon conversion of or in exchange for such convertible or exchangeable securities or upon exercise of options or rights related to such securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights, securities or related options or rights, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights, the conversion or exchange of such securities or the exercise of options or rights related to such securities.

                                   (4) Upon the expiration of any such options
or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of a series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                   (5) The number of shares of Common Stock
deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

                         (ii)   "Additional Stock" shall mean any shares of
                                 ----------------
Common Stock, or securities convertible into or exercisable for Common Stock, either directly or indirectly (including securities deemed to have been issued pursuant to subsection 3(d)(i)(E)) issued by this corporation after the Purchase Date other than:

                                (A) Shares of Common Stock issued or deemed to
have been issued pursuant to a transaction described in subsection 3(d)(iii),

                                (B) Shares of Common Stock issued or deemed to
have been issued to employees, consultants, or directors of this corporation directly or pursuant to a stock option plan or stock purchase plan or other incentive stock arrangement approved by the Board of Directors of this corporation,

                                (C) Shares of Common Stock issued or deemed to
have been issued in connection with bona fide equipment leases, loans or bank financings, or similar financing transactions, the terms of which are approved by the Board of Directors of this corporation,

                                (D) Shares of Common Stock issued or deemed to
have been issued in connection with strategic relationships or similar arrangements, the terms of which are approved by a majority of the non-employee disinterested members of the Board of Directors of this corporation, and

                                (E) Shares of Common Stock issued or issuable
upon conversion or exercise of convertible or exercisable securities in existence as of the date of filing these Amended and Restated Articles of Incorporation.

                         (iii)  In the event this corporation should at any time
or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock
                ------------

Equivalents") without payment of any consideration by such holder for the
-----------
additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such split, subdivision, dividend or distribution if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(E).

                         (iv) If the number of shares of Common Stock
outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                    (e)  Recapitalizations.  If at any time or from time to time
                         -----------------
there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                    (f)  No Impairment.  This corporation will not, by amendment
                         -------------
of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

                    (g)  No Fractional Shares and Certificate as to Adjustments.
                         ------------------------------------------------------

                         (i) No fractional shares shall be issued upon the
conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, this corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Preferred Stock.

               (h)  Reservation of Stock Issuable Upon Conversion.  This
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

               (i)  Notices.  Any notice required by the provisions of this
                    -------
Section 3 to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

          (4)  Voting Rights.
               -------------

                    (a) Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted on the record date for the vote or consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of the Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except in those matters required by law to be submitted to a class vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

                    (b)  (i)    So long as at least One Million (1,000,000)
shares of Series D Preferred shall remain outstanding (adjusted to reflect stock splits, stock dividends and recapitalizations), (A) the holders of Series D Preferred, voting separately as a series, shall have the right to elect one (1) member of the Board of Directors of this corporation (the "Series D Director")
                                                           -----------------
and (B) the Series D Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Series D Preferred, voting separately as a series. The right of the holders of Series D Preferred to vote for the election of the Series D Director may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof. Any election to fill a vacancy in the board seat held by the Series D Director (other than to fill a vacancy created by the removal of the Series D Director) may be by written consent, delivered to the secretary of the corporation, of the holders of a majority of the shares of Series D Preferred outstanding as of the record date of such written consent.

                         (ii)   So long as at least One Million (1,000,000)
shares of Series E Preferred shall remain outstanding (adjusted to reflect stock splits, stock dividends and recapitalizations), (A) the holders of Series E Preferred, voting separately as a series, shall have the right to elect one (1) member of the Board of Directors of this corporation (the "Series E Director")
                                                           -----------------
and (B) the Series E Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Series E Preferred, voting separately as a Series. The right of the holders of Series E Preferred to vote for the election of the Series E Director may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof. Any election to fill a vacancy in the board seat held by the Series E Director (other than to fill a vacancy created by the removal of the Series E Director) may be by written consent, delivered to the secretary of the corporation, of the holders of a majority of the shares of Series E Preferred outstanding as of the record date of such written consent.

                         (iii)  In any election of other members of the Board of
Directors of this corporation (collectively, the "Other Directors"), the
                                                  ---------------
candidates who receive the highest number of affirmative votes of the shares of Preferred Stock and Common Stock outstanding, voting together as a single class on an as-converted basis, shall be elected, up to the number of directors to be elected by such shares. The Other Directors may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of the Preferred Stock and Common Stock, voting together as a single class on an as-converted basis.

                         (iv)   Each director, and any subsequent director
elected pursuant to this paragraph, shall serve as a director until his or her successor is elected and qualified. In the event of a vacancy in respect of any directorship elected by the holders of shares of Series D Preferred pursuant to this subsection 4(b)(i), the holders of a majority of the outstanding shares of Series D Preferred shall have the right to call a special meeting of shareholders, in order that the holders of the Series D Preferred may elect a successor director, at which meeting the holders of Series D Preferred shall be entitled to the same voting rights as provided in the subsection 4(b)(i), or the holders of Series D Preferred may fill such vacancy by written consent, delivered to the secretary of the corporation, of the holders of a majority of all outstanding shares of Series D Preferred outstanding as of the record date of such written consent. In the event of a vacancy in respect of any directorship elected by the holders of shares of Series E Preferred pursuant to subsection 4(b)(ii), the holders of a majority of the outstanding shares of Series E Preferred shall have the right to call a special meeting of shareholders, in order that the holders of the Series E Preferred may elect a successor director, at which meeting the holders of Series E Preferred shall be entitled to the same voting rights as provided in the subsection 4(b)(ii), or the holders of Series E Preferred may fill such vacancy by written consent, delivered to the secretary of the corporation, of the holders of a majority of all outstanding shares of Series E Preferred outstanding as of the record date of such written consent.

          (5)  Protective Provisions.
               ---------------------

               (a) So long as any shares of a particular series of Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of such series of Preferred Stock outstanding, voting together as a separate series, (i) adversely alter or change any of the powers, preferences, privileges or rights of such series; (ii) designate or issue any new class or series of shares having preferences superior to such series as to dividends, conversion rights, redemption or liquidation; (iii) increase the designated number of shares of such series; or (iv) amend the provisions of this subsection 5(a).

               (b) The corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of (i) so long as any shares of Preferred Stock are outstanding, the holders of at least a majority of the total number of outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis and (ii) so long as any shares of Series D Preferred are outstanding, the holders of a majority of the total number of outstanding shares of Series D Preferred Stock, voting together as a single series on an as-converted basis: (x) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of, if the consideration to be received by the shareholders of this corporation in such transaction (determined as provided in subsection 2(d) assuming conversion of all outstanding convertible securities and exercise of all options and warrants by their terms exercisable at the time of such transaction) is less than $5.50 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations); or (y) amend the provisions of this subsection 5(b). Any registered holder of Series D Preferred may proceed to protect and enforce its rights and the rights of any other holders of Series D Preferred Stock with any and all remedies available at law or in equity.

               (c) So long as any shares of Series E Preferred Stock are outstanding, the corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of outstanding shares of Series E Preferred, voting together as a single series on an as-converted basis, (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of, if the consideration to be received by the shareholders of this corporation in such transaction (determined as provided in subsection 2(d) assuming conversion of all outstanding convertible securities and exercise of all options and warrants by their terms exercisable at the time of such transaction) is less than $7.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations); or (ii) amend the provisions of this subsection 5(c). Any registered holder of Series E Preferred may proceed to protect and enforce its rights and the rights of any other holders of Series E Preferred Stock with any and all remedies available at law or in equity.

          (6)  Redemption of Series D and Series E Preferred Stock.
               ---------------------------------------------------

               (a) At the individual option of each holder of shares of Series D Preferred or, in the case of the redemption of any shares of Series E Preferred, upon the vote of at least a majority of the outstanding shares of Series E Preferred (adjusted for stock splits, dividends and the like), the corporation shall redeem, on the fifth (5th) anniversary of the Purchase Date (the "Redemption Date"), the number of shares of Series D and Series E Preferred held
----------------
by such holder or holders that is specified in a request for redemption delivered to the corporation by the holder or holders on or prior to the thirtieth (30th) day immediately preceding the Redemption Date, by paying in cash therefor the Original Series D Issue Price per share of Series D Preferred to be redeemed by such holder and the Original Series E Issue Price per share of Series E Preferred to be redeemed by such holder (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared but unpaid dividends on such shares (the "Redemption Price").
                                          ----------------

               (b) At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, written notice (the "Redemption Notice") shall be
                                             -----------------
mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series D Preferred and Series E Preferred to be redeemed, at the address last shown on the records of the corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed. Except as provided in subsection (6)(c) on or after the Redemption Date, each holder of Series D

Preferred and Series E Preferred to be redeemed shall surrender to the corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series D Preferred designated for redemption in the Redemption Notice as holders of Series D Preferred and all rights of the holders of shares of Series E Preferred designated for redemption in the Redemption Notice as holders of Series E Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the corporation legally available for redemption of shares of Series D Preferred and Series E Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series D Preferred and Series E Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon such holder's percentage holding of the total number of shares of Series D Preferred and Series E Preferred outstanding immediately prior to the Redemption Date. The shares of Series D Preferred and Series E Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the corporation are legally available for the redemption of shares of Series D Preferred Stock and Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.

          (7)  Repurchase of Shares.  In connection with repurchases by this
               --------------------
corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

          (8)  No Reissuance of Preferred Stock.  No share or shares of
               --------------------------------
Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

     (C)  Common Stock.
          -------------

          (1)  Dividend Rights.  Subject to the prior rights of holders of all
               ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (2) Liquidation Rights.  Upon the liquidation, dissolution or winding
              ------------------
up of the corporation, the assets of the corporation shall be distributed as provided in Section 2 of Division B of Article III.

          (3) Voting Rights.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.


                                   ARTICLE V

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                  ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                   ARTICLE IX

     The name and mailing address of the incorporator are as follows:

          Laurel Finch
          c/o Venture Law Group
          2800 Sand Hill Road
          Menlo Park, CA  94025

     Executed this ___ day of ______, 1999.

                                        /s/ Laurel Finch
                                        -------------------------------
                                        Laurel Finch, Incorporator

                                      -17-